PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Operating income excluding fair value adjustments up 22 percent;  EBITDA up 10 percent

Core businesses deliver strong performance; Margin improvement across all businesses

Adjusted non-GAAP EPS of $1.02

Operating cash inflows of $36.9 million in the quarter

Englewood, CO – August 4, 2015 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2015.

Total net sales for the quarter were $242.9 million, up 10 percent from the $221.3 million reported in the corresponding quarter last year. Net income was $34.5 million, or $1.40 per diluted share, compared to $18.5 million, or $0.75 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization, and fair value adjustments) for the quarter was $34.7 million, a 10 percent increase from $31.6 million in 2014’s second quarter.

Results for the quarter after-tax include an adjustment to the fair value of contingent consideration of $16.1 million, or $0.65 per diluted share; foreign currency exchange losses of $3.5 million, or $0.14 per diluted share; and amortization of acquired intangible assets of $3.2 million, or $0.13 per diluted share. Excluding these items, adjusted non-GAAP EPS was $1.02 per diluted share, compared to $0.88 per diluted share a year ago. Innospec closed the quarter with a net debt position of $71.1 million, reduced from $90.4 million at the end of the first quarter 2015. Cash generation for the quarter was strong, with operating cash inflows of $36.9 million, before capital expenditures during the quarter of $6.3 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2015			Quarter ended June 30, 2014
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$51.8	$34.5	$1.40	$23.8	$18.5	$0.75

Adjustment to fair value of contingent consideration	(26.6)	(16.1)	(0.65)	—	—	—
Foreign currency exchange losses	4.7	3.5	0.14	0.7	0.6	0.02
Amortization of acquired intangible assets	4.3	3.2	0.13	3.4	2.6	0.11
	(17.6)	(9.4)	(0.38)	4.1	3.2	0.13
Adjusted non-GAAP amounts	$34.2	$25.1	$1.02	$27.9	$21.7	$0.88

For the first six months of 2015, total net sales of $512.1 million increased 16 percent from $442.0 million in the corresponding period a year ago. Net income for the first half of 2015 was $52.4 million, or $2.12 per diluted share, up from the $35.4 million, or $1.44 per diluted share, reported a year ago. Excluding special items, diluted earnings per share for the first six months of 2015 was $1.93, up 26 percent from $1.53 a year ago. EBITDA for the first half of 2015 was $71.4 million, up 22 percent from $58.7 million in last year’s first half.

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer of Innospec, said, “Overall, we had an excellent quarter, with our core businesses of Fuel Specialties, Oilfield Specialties and Personal Care delivering significant growth in both sales and operating income. Our Oilfield Specialties business held up well, in the face of continuing depressed crude and gas prices and improved sequentially over the first quarter. We believe that we have built an excellent position from which to capitalize on the upturn in the market, when it comes.

“We are pleased to see our strategy delivering significantly improved profitability, with gross margin up five basis points from last year’s comparable quarter and operating income up 22 percent. This has been driven by improvements in raw material pricing, a richer sales mix and higher margin new business wins. We are optimistic, entering the second half, as we feel that we are very strongly positioned, both operationally and financially.

“Our core Fuel Specialties business turned in excellent results, for both sales and operating income. A steady performance in the Americas was driven by a continuing strong economy as well as new product launches and customer wins. The business in EMEA has been doing extremely well against a backdrop of slow economic growth and the substantial adverse impact of foreign exchange. In Asia-Pacific, we believe that we are on the right track for sustainable growth. As anticipated, AvTel sales bounced back to more normal levels in the quarter.

“Despite the extremely difficult market conditions, Oilfield Specialties’ performance overall has met our ambitious expectations. While reduced rig count continues to depress our Drilling business, we have seen improved performance in both Frac/Stim and Production. Our recent acquisition is performing well, and the integration remains on schedule. We feel that we are well positioned for substantial future growth when the market recovers. We are also pleased with our improved profitability in the period.

“Our Performance Chemicals business did well, despite reporting a 9 percent year-over-year reduction in sales, which was primarily due to foreign exchange, as the Euro remains weak. Within the segment, our core Personal Care business grew by 10 percent during the same period, continuing its strong performance. We saw good growth among existing and new product lines in both the Americas and in EMEA, and we believe that our prospects for the second half look very promising.

“As previously reported, we announced the sale of our Aroma Chemicals business during the second quarter and closed the transaction on July 6, 2015. Strategically, we can now concentrate more effectively in the Personal Care area, which we anticipate offers us higher sustainable growth opportunities.”

Net sales in Fuel Specialties for the quarter were $182.3 million, a 26 percent increase from $145.1 million in last year’s second quarter, driven by a strong contribution from the Independence acquisition. Excluding the acquisition, volumes increased by 4 percent offset by the adverse currency impact of 6 percent and 1 percent weaker pricing in the quarter. Excluding Oilfield Specialties, revenues in the Americas were flat and declined 9 percent in Asia-Pacific due to reduced volumes and foreign exchange. EMEA sales grew by 6 percent as volume growth more than offset the adverse currency impact. Oilfield Specialties grew revenues by 2 percent sequentially over the first quarter and as expected, AvTel sales rebounded. The segment’s gross margin rose sharply to 37.8 percent, from 30.3 percent in last year’s quarter, benefitting from improved raw material pricing, including the positive impact from foreign exchange and a richer sales mix of higher margin business. Operating income for the quarter was $27.8 million, up 59 percent from last year’s $17.5 million.

In Performance Chemicals, net sales of $54.1 million were down 9 percent from 2014’s second quarter, driven by 5 percent weaker pricing and an adverse currency impact of 8 percent partially offset by volume growth of 4 percent. By region, sales were slightly down by 1 percent in the Americas but fell by 17 percent in EMEA and 11 percent in Asia-Pacific driven by adverse currency impacts and weaker pricing. The segment’s gross margin was 27.4 percent, up 1.6 percentage points from the year-ago period, primarily a result of increased sales of high-margin Personal Care products in the quarter. Operating income of $7.5 million for the quarter was slightly lower than the $7.8 million reported in 2014’s second quarter.

In Octane Additives, net sales for the quarter were $6.5 million as anticipated.

Corporate costs were $7.4 million, unchanged from a year ago, and include legal fees recovered in the quarter. There was a quarterly pension credit of $0.1 million, compared to a charge of $0.9 million a year ago. The effective tax rate for the quarter was 33.4 percent and the full year adjusted effective tax rate is anticipated to be 26 percent.

Net cash generated from operations was $36.9 million, compared to the $12.9 million reported a year ago. As of June 30, 2015, Innospec had $70.9 million in cash, cash equivalents, and short-term investments, including cash held for sale and total debt of $142.0 million. In the second quarter, the company retired 114,064 shares at a cost of $5.1 million as part of the board-authorized share repurchase program, and paid a first half year dividend of 30 cents per share, at a cost of $7.3 million.

Mr. Williams concluded, “We have delivered above our expectations in the second quarter, which is particularly notable considering the challenging state of the markets in which we operate. Moreover, our strong financial management and cost control have supported broad margin expansion across our businesses, which we anticipate will be a good springboard for the remainder of the year. We enter the second half of the year feeling optimistic about delivering strong full year results.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and adjustment to fair value of contingent consideration. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment to fair value of contingent consideration, foreign currency exchange losses and amortization of acquired intangible assets. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care and Polymers markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Chloe Miller
RF|Binder Partners
+1-212-994-7636
Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended		Six Months Ended
}	June 30		June 30
	2015	2014	2015	2014
Net sales	$242.9	$221.3	$512.1	$442.0
Cost of goods sold	(155.4)	(152.7)	(342.8)	(307.7)

Gross profit	87.5	68.6	169.3	134.3
Operating expenses:
Selling, general and administrative	(50.2)	(37.7)	(98.9)	(79.7)
Research and development	(6.5)	(5.6)	(12.7)	(11.3)
Adjustment to fair value of contingent consideration	26.6	—	23.1	—
Total operating expenses	(30.1)	(43.3)	(88.5)	(91.0)

Operating income	57.4	25.3	80.8	43.3
Other net (expense)/income	(4.7)	(0.7)	(3.2)	1.2
Interest expense, net	(0.9)	(0.8)	(1.9)	(1.7)

Income before income taxes	51.8	23.8	75.7	42.8
Income taxes	(17.3)	(5.3)	(23.3)	(7.4)

Net income	$34.5	$18.5	$52.4	$35.4

Earnings per share:
Basic	$1.43	$0.76	$2.16	$1.45
Diluted	$1.40	$0.75	$2.12	$1.44
Weighted average shares outstanding (in thousands):
Basic	24,202	24,401	24,251	24,382
Diluted	24,671	24,672	24,761	24,632

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2015	2014	2015	2014
Net sales:
Fuel Specialties	$182.3	$145.1	$381.7	$309.3
Performance Chemicals	54.1	59.4	111.7	115.5
Octane Additives	6.5	16.8	18.7	17.2

	242.9	221.3	512.1	442.0

Gross profit:
Fuel Specialties	68.9	43.9	130.4	95.9
Performance Chemicals	14.8	15.3	29.3	28.9
Octane Additives	3.8	9.4	9.6	9.5

	87.5	68.6	169.3	134.3

Operating income:
Fuel Specialties	27.8	17.5	51.3	43.3
Performance Chemicals	7.5	7.8	13.9	14.3
Octane Additives	2.8	8.3	7.9	7.1
Pension credit/(charge)	0.1	(0.9)	0.1	(1.7)
Corporate costs	(7.4)	(7.4)	(15.5)	(19.7)

	30.8	25.3	57.7	43.3
Adjustment to fair value of contingent consideration	26.6	—	23.1	—
Total operating income	$57.4	$25.3	$80.8	$43.3

Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2015	2014	2015	2014
Net income	$34.5	$18.5	$52.4	$35.4
Interest expense, net	0.9	0.8	1.9	1.7
Income taxes	17.3	5.3	23.3	7.4
Depreciation and amortization	8.6	7.0	16.9	14.2
Adjustment to fair value of contingent consideration	(26.6)	—	(23.1)	—

EBITDA	34.7	31.6	71.4	58.7

Fuel Specialties	33.0	20.6	61.6	49.8
Performance Chemicals	9.4	10.1	17.6	18.8
Octane Additives	2.9	8.4	8.1	7.3
Pension credit/(charge)	0.1	(0.9)	0.1	(1.7)
Corporate costs	(6.0)	(5.9)	(12.8)	(16.7)

	39.4	32.3	74.6	57.5
Other net (expense)/income	(4.7)	(0.7)	(3.2)	1.2

EBITDA	$34.7	$31.6	$71.4	$58.7

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in millions)	2015	2014
Assets

Current assets:
Cash and cash equivalents	$64.3	$41.6
Short-term investments	5.5	4.7
Trade and other accounts receivable	131.5	164.3
Inventories	167.5	184.9
Current portion of deferred tax assets	8.2	8.4
Prepaid expenses	5.2	8.3
Prepaid income taxes	1.5	2.0
Assets held for sale	42.7	—
Total current assets	426.4	414.2
Net property, plant and equipment	72.5	80.8
Goodwill	268.4	276.1
Other intangible assets	175.9	181.1
Deferred finance costs	0.7	1.1
Deferred tax assets, net of current portion	0.7	0.7
Pension asset	52.5	45.2
Other non-current assets	1.3	0.7
Total assets	$998.4	$999.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$67.4	$87.6
Accrued liabilities	69.6	77.2
Current portion of long-term debt	—	0.4
Current portion of finance leases	0.6	0.5
Current portion of plant closure provisions	5.1	5.7
Current portion of accrued income taxes	3.9	5.6
Current portion of acquisition-related contingent consideration	39.0	45.7
Current portion of deferred income	0.2	0.2
Liabilities held for sale	7.8	—
Total current liabilities	193.6	222.9
Long-term debt, net of current portion	139.0	139.0
Finance leases, net of current portion	2.4	1.7
Plant closure provisions, net of current portion	29.9	28.4
Unrecognized tax benefits, net of current portion	6.3	6.2
Deferred tax liabilities, net of current portion	33.1	23.0
Pension liability	9.8	10.4
Acquisition-related contingent consideration, net of current portion	33.2	49.5
Deferred income, net of current portion	0.7	0.9
Other non-current liabilities	0.7	2.0
Equity	549.7	515.9

Total liabilities and equity	$998.4	$999.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30
(in millions)	2015	2014
Cash Flows from Operating Activities

Net income	$52.4	$35.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	17.3	14.6
Adjustment to fair value of contingent consideration	(23.1)	—
Deferred taxes	10.5	0.8
Changes in working capital	1.7	(15.6)
Excess tax benefit from stock-based payment arrangements	(0.7)	(0.6)
Accrued income taxes	0.5	6.3
Movement on plant closure provisions	1.4	(0.8)
Cash contributions to defined benefit pension plans	(5.2)	(5.8)
Non-cash expense of defined benefit pension plans	0.3	2.0
Stock option compensation	1.8	1.2
Movements on unrecognized tax benefits	0.1	(4.0)
Movements on other non-current assets and liabilities	(1.9)	0.3
Net cash provided by operating activities	55.1	33.8
Cash Flows from Investing Activities

Capital expenditures	(7.3)	(5.9)
Business combinations, net of cash acquired	—	0.3
Internally developed software	(5.1)	(3.0)
Purchase of short-term investments	(3.7)	(3.3)
Sale of short-term investments	3.0	4.1
Net cash used in investing activities	(13.1)	(7.8)
Cash Flows from Financing Activities

Non-controlling interest	0.4	—
Net repayment of revolving credit facility	—	(8.0)
Repayment of term loans	(0.4)	(0.5)
Excess tax benefit from stock-based payment arrangements	0.7	0.6
Dividend paid	(7.3)	(6.6)
Issue of treasury stock	0.7	0.4
Repurchase of common stock	(11.4)	(0.8)
Net cash used in financing activities	(17.3)	(14.9)
Effect of foreign currency exchange rate changes on cash	(0.9)	0.1

Net change in cash and cash equivalents	23.8	11.2
Cash and cash equivalents at beginning of period	41.6	80.2
Reclassification of cash to assets held for sale	(1.1)	—
Cash and cash equivalents at end of period	$64.3	$91.4

Amortization of deferred finance costs of $0.4 million (2014 — $0.4 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.